UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2008

ActivIdentity Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50223	45-0485038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California		94555
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition.

On April 11, 2008, ActivIdentity Corporation (the “Company”) issued a press release announcing preliminary revenue results for the second quarter of fiscal 2008 ended March 31, 2008.  A copy of this press release is furnished herewith as Exhibit 99.1.

The information set forth under item 2.02 and Exhibit 99.1 is furnished and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2008, the Compensation Committee approved a separation agreement with Mark Lustig, our Chief Financial Officer.  As previously disclosed, Mr. Lustig will resign as an officer on or about May 9, 2008.  Pursuant to the separation agreement, Mr. Lustig will receive a one-time separation payment of $87,937, which includes a pro rated bonus for fiscal 2008.  Additionally, all stock options vested as of May 9, 2008 will be extended and remain exercisable until May 9, 2009 (awards unvested as of May 9, 2008 will expire on that date).

On April 11, 2008, Thomas Jahn resigned as the Company’s Chief Executive Officer and as a member of the Board of Directors.  Mr. Jahn did not resign due to a disagreement with the Company.  In connection with his resignation, the Compensation Committee has agreed to compensate Mr. Jahn with severance pay in the amount of $400,000, provide up to 18 months of benefits continuation under COBRA, accelerate approximately 32,000 unvested restricted stock units and extend the exercise period of outstanding vested stock options such that they remain exercisable for one year from resignation.

Also on April 11, 2008, the Board of directors appointed Grant Evans as the Company’s Chief Executive Officer.   Mr. Evans was elected to the Company’s board of directors in March 2008 and was named Chairman of the Board at that time.  Biographical information regarding Mr. Evans is contained in the Company’s proxy statement for the 2008 annual meeting of stockholders and is incorporated herein by reference.  As the Chairman and Chief Executive Officer, Mr. Evans will initially be compensated with an annual base salary of $380,000, with a target bonus of 80% of his annual base salary (which amount will be pro rated for fiscal 2008 and which can be paid out at up to double that amount if so determined by the Compensation Committee).

Mr. Evans will also receive two inducement options to purchase shares of common stock.  The first option, which represents the right to acquire 1 million shares, will vest solely upon the satisfaction of time-based vesting conditions and will vest with respect to one-quarter of the underlying shares on the first anniversary of the date of grant and then with respect to the remaining shares monthly thereafter.  The second option also represents the right to acquire 1 million shares. This option will vest only if the average closing stock price for the Company’s common stock over any given 90-day period within the first four years from the date of grant equals or exceeds $4.50 per share.  Once this condition has been met, the option will vest with respect to 500,000 shares and then will vest monthly thereafter with respect to the remaining 500,000 shares over the next 12 months.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated April 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActivIdentity Corporation
(registrant)

Date: April 17, 2008	By:	/s/ Jerome N. Pintar
Jerome N. Pintar
Vice President